Exhibit 8.1

August 17, 2012

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $13,000,000 aggregate principal amount of Medium-Term Notes, Series K, Notes due August 17, 2027 as described in the Company’s Pricing Supplement No. 232 dated August 14, 2012 (“Pricing Supplement 232”) to the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $6,150,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due August 19, 2019 as described in the Company’s Pricing Supplement No. 233 dated August 14, 2012 (“Pricing Supplement 233”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 232 and 233.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 232 and 233 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP